Exhibit 10.1

TEMPLE-INLAND INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective November 2, 2007)

ARTICLE 1

Intent

This Temple-Inland Inc. Nonqualified Deferred Compensation Plan is maintained by Temple-Inland Inc. for the purpose of allowing eligible employees to defer the receipt of compensation. The Plan is intended to qualify as a “top-hat” plan for purposes of ERISA and shall cover a select group of management or highly compensated employees.

ARTICLE 2

Definitions

2.1       "Account" means the Account maintained for each Participant in accordance with the terms of Article 4 hereof and shall include a Participant’s Bonus Deferral Account and Section 162(m) Deferral Account (both as defined under this Plan prior to the date of this amendment and restatement).

2.2       “Affiliate” means each trade or business, whether or not incorporated, that together with the Company, is treated as a “single employer” under Section 414(b) or 414(c) of the Code.

2.3	“Board” means the Board of Directors of the Company.

2.4       “Bonus” means (a) an Eligible Employee’s annual bonus, and (b) such other bonuses payable to an Eligible Employee as may be specified by the Committee in its discretion from time to time.

2.5       “Change in Control” means the occurrence of a “change in control event” (within the meaning of Section 409A of the Code) with respect to the Company.

2.6	“Code” means the Internal Revenue Code of 1986, as amended.

2.7       “Committee” means the Management Development and Executive Compensation Committee of the Board of Directors of the Company.

2.8       “Common Stock” means the common stock, $1.00 par value, of the Company and, in the event such common stock is converted to another security or property, such other security or property.

2.9       "Company" means Temple-Inland Inc., a Delaware corporation, and its successors by merger, sale of assets or otherwise.

2.10     “Crediting Date” means the date on which Eligible Compensation would have been paid to an Eligible Employee absent the Deferral Election covering such Eligible Compensation, provided that in the case of a Bonus, “Crediting Date” means that date as of which the Board, Committee, or other person approves the Bonus, whether or not the Bonus would have been paid on such date.

2.11     “Deferral Election” means an irrevocable election by an Eligible Employee, made on a form prescribed by the Committee and delivered to the Committee or its designee, to defer under this Plan the receipt of all or a specified portion of Eligible Compensation otherwise payable to the Participant. A Deferral Election shall be effective when the form is countersigned on behalf of the Company.

2.12     "Deferred Compensation" means Eligible Compensation that is deferred by a Participant pursuant to the terms of this Plan.

2.13      “Eligible Compensation” means an Eligible Employee’s Bonus and such other compensation, if any, that the Committee may designate as being Eligible Compensation for purposes of the Plan.

2.14     "Eligible Employee" means an employee of the Company or one of its Affiliates who is specifically designated by the Committee as being eligible under the Plan.

2.15     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16     “Fair Market Value” means, unless otherwise determined by the Committees, the closing price of a share of Common Stock on the New York Stock Exchange (“NYSE”) as of the relevant date (or if the NYSE is not open on such date or the Common Stock is not traded on that day, the most recent prior date that the NYSE was open for trading and the Common Stock was traded).

2.17     “Matched Bonus Deferral” means a Bonus covered by a Deferral Election to the extent that the Payment Date with respect to the Bonus is at least five years after the Crediting Date for the Bonus and to the extent that the Bonus and amounts attributable thereto are credited to the Participant’s Account as Phantom Shares.

2.18     “Participant" means an Eligible Employee who has deferred Eligible Compensation pursuant to the terms of this Plan.

2.19     “Payment Date” means the date(s) or event(s) specified by the Participant in the Participant’s Deferral Election for the payment of Deferred Compensation, provided that in no event shall any such date or event fail to satisfy Section 409A of the Code.

2.20     “Period of Service” means a Participant’s Period of Service as determined in accordance with the terms of the Temple-Inland Salaried Savings Plan, whether or not the Participant is a participant in such plan.

2.21     “Phantom Shares” means hypothetical shares of Common Stock credited to a Participant’s Account having a value equal to the Fair Market Value of an equal number of shares of Common Stock.

2.22     "Plan" means the Temple-Inland Inc. Nonqualified Deferred Compensation Plan, as set forth herein and amended from time to time. Prior to November 2, 2007 the Plan was named the Temple-Inland Inc. Stock Deferral and Payment Plan.

2.23     “Pre-Retirement Termination” means a Participant’s Voluntary Termination prior to attaining (a) at least age 65 or (b) at least age 55 and completing a Period of Service of at least five years.

2.24     “Separation from Service” means a “separation from service” (within the meaning of Section 409A of the Code) from the Company and its Affiliates.

2.25     "Stock Plan” means the Temple-Inland Inc. 1988 Stock Option Plan, the Temple-Inland Inc. 1993 Stock Option Plan, the Temple-Inland Inc. 1997 Stock Option Plan, the Temple-Inland Inc. 2001 Stock Incentive Plan, the Temple-Inland Inc. 2003 Stock Incentive Plan, and any other plan adopted by the Company that provides for the grant of stock options, phantom stock, or restricted stock to employees.

2.26     “Unforeseeable Emergency" means an “unforeseeable emergency” within the meaning of Section 409A of the Code.

2.27     “Voluntary Termination” means a Participant’s Separation from Service, other than (a) by reason of death or disability or (b) by the Company and its Affiliates without cause (as determined by the Company in good faith).

ARTICLE 3

Deferral of Compensation

3.1       Deferral Elections. In order to defer Eligible Compensation hereunder, an Eligible Employee must file a Deferral Election before the first day of the calendar year during which the Eligible Compensation will be earned. Notwithstanding the foregoing, a Deferral Election may be filed on or after the first day of a calendar year (a) in the case of an Eligible Employee who first becomes an Eligible Employee on or after the first day of the calendar year, provided that the Deferral Election is made within 30 days after the date on which the Eligible Employee first becomes eligible to participate in the Plan and the Deferral Election applies only to Eligible Compensation earned after the date of the election, and (b) with respect to any Eligible Compensation that consitutes “performance-based compensation,” to the extent permitted under Section 409A of the Code and authorized by the Committee. Pursuant to each Deferral Election, a Participant shall specify the Eligible Compensation to be deferred and elect the Payment Date for that portion of the Participant’s Account attributable to such Deferral Election.

3.2       Revocation or Modification of Deferral Elections. A Participant’s Deferral Election may not be revoked or modified except to the extent authorized by the Committee and permitted by Section 409A of the Code.

ARTICLE 4

Accounts

4.1       Establishment of Accounts. The Company shall establish an Account for each Participant who makes a Deferral Election hereunder. The Company shall maintain each Account in a manner such that the portion of the Account attributable to each Deferral Election and any Matching Phantom Shares (as defined in Section 4.3 herein) credited in respect of such elections can be determined.

4.2       Crediting of Phantom Shares Upon Deferral of Compensation. Except as provided in Section 4.8 below, as of the Crediting Date for Eligible Compensation covered by a Deferral Election, the applicable Participant’s Account shall be credited with a number of Phantom Shares equal to the quotient obtained by dividing (a) the amount of the Eligible Compensation covered by the Deferral Election (and reduced by the amount of any federal, state, local or other taxes required by law to be withheld upon the Eligible Compensation to the extent not otherwise satisfied), by (b) the Fair Market Value of a share of Common Stock as of such date. Such Participant’s Account shall also be credited with Matching Phantom Shares to the extent provided by Section 4.3 hereof.

4.3       Matching Phantom Shares. The Account of a Participant who has made a Matched Bonus Deferral shall be credited, as of the applicable Crediting Date, with an additional number of Phantom Shares (“Matching Phantom Shares”) equal to the quotient obtained by dividing (a) by (b), where:

•          is the product of (i) 2% of the amount of the Matched Bonus Deferral and (ii) the number of full years (not in excess of ten) from the applicable Crediting Date to the applicable Payment Date; and

•          is the Fair Market Value of a share of Common Stock as of the applicable Crediting Date.

Matching Phantom Shares shall have the same value, and be subject to adjustment in the same manner, as other Phantom Shares credited to a Participant’s Account; provided, however, that if the Participant incurs a Voluntary Termination prior to the earlier of completing a Period of Service of at least three years or the occurrence of a Change in Control, the entire portion of the Participant’s Account attributable to such Matching Phantom Shares shall be immediately forfeited.

4.4	Deemed Dividends.

(a) Before 2008. Each Participant’s Account shall, upon the payment of any cash dividend or cash distribution on Common Stock prior to January 1, 2008, be credited with an additional number of Phantom Shares (including any fractional share) equal to the quotient obtained by dividing (a) the amount of cash dividends or distributions that would have been paid with respect to the Phantom Shares theretofore credited to the Participant’s Account had they been actual issued and outstanding shares of Common Stock by (b) the Fair Market Value of a share of Common Stock on the dividend or distribution payment date. Phantom Shares credited to a Participant’s Account in accordance with this Section 4.4(a) shall, upon payment, be settled in the form of cash; provided, however, that Phantom Shares credited to a Participant’s Account in accordance with this Section 4.4(a) either (i) on or before December 31, 2005, or (ii) after December 31, 2005, but before December 1, 2007, to the extent attributable to the Participant’s Bonus Deferal Account, shall be settled in the form of Common Stock.

(b) After 2007. Not later than 30 days after the payment date of any cash dividend or cash distribution declared on the Common Stock on or after January 1, 2008, the Company shall pay to each Participant, in cash, an amount equal to the amount of the cash dividend or other cash distribution that would have been paid to the Participant if the Phantom Shares allocated to the Participant's Account were actual issued and outstanding shares of Common Stock held by the Participant.

4.5       Phantom Share Adjustments. If any of the following events occur, the Committee shall make appropriate adjustments with respect to Phantom Shares credited to a Participant’s Accounts: (a) any extraordinary non-cash dividend or other extraordinary non-cash distribution in respect of Common Stock (whether in the form of Common Stock, other securities or other property); (b) any recapitalization, stock split (including a stock split in the form of a stock dividend), reverse stock split, reorganization, merger, combination, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company; (c) any issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company (other than to employees); or (d) any other like corporate transaction or event in respect of the Common Stock.

4.6       Certain Spin-Off Adjustments. If the Company spins off all its stock of Guaranty Financial Group Inc. (“Guaranty”) and/or all of its stock of Forestar Real Estate Group Inc. (“Forestar”), Participants’ Accounts shall be adjusted in accordance with the terms of the Employee Matters Agreement entered into by and among the Company, Guaranty, and Forestar (the “Employee Matters Agreement”), and Guaranty and Forestar shall assume the obligation to make payments to Participants with respect to Guaranty stock (or phantom stock) and Forestar stock (or phantom stock) allocated to Participants’ Accounts as provided in the Employee Matters Agreement.

4.7       Payments. A Participant’s Accounts shall be reduced by any payments made to the Participant, his or her beneficiary, estate, or representative.

4.8       Alternative Deemed Investments. The Committee may, in its discretion, provide for all or a portion of a Particicipant’s Account to be deemed invested in such investments as the Committee may designate from time-to-time. In such event, the Committee shall specify such rules from time-to-time relating to Participant investment elections and valuation dates as it may determine in its discretion.

4.9       No Funding of Benefits. All adjustments to a Participant’s Accounts shall be bookkeeping entries only and shall not represent a special reserve or otherwise constitute a funding of the Company’s unsecured promise to pay any amounts hereunder. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.

ARTICLE 5

Payment of Deferred Compensation

5.1       Payment in Accordance with Elections. Subject to Section 5.2 and Sections 5.4 through 5.8, a Participant’s Account shall be paid to the Participant in the form of a lump sum on or as soon as practicable following the applicable Payment Date(s) elected by the Participant in the Participant’s Deferral Elections(s) (but in no event more than 60 days after such Payment Date(s)).

5.2       Payment Upon Pre-Retirement Termination or Death. Notwithstanding Section 5.1 and the Payment Date(s) specified in a Participant’s Deferral Elections, in the event of a Participant’s Pre-Retirement Termination or death, the entire balance of the Participant’s Account (as reduced by any amount forfeited pursuant to Section 4.3 hereof) shall be paid to the Participant (or the Participant’s beneficiary, as determined in accordance with Section 8.2 hereof) in the form of a single payment as soon as practicable after such Pre-Retirement Termination or death (and in no event more than 90 days after such termination or death).

5.3       Form of Payment. Phantom Shares credited to a Participant’s Account shall, upon payment, be settled in the form of cash; provided, however, that Phantom Shares credited to a Participant’s Account either (a) on or before December 31, 2005, or (b) after December 31, 2005, to the extent attributable to the Participant’s Bonus Deferal Account, shall be settled in the form of Common Stock, except to the extent provided in Section 4.4(a) hereof. If any Phantom Share payable in the form of Common Stock represents a fractional share of Common Stock, the Fair Market Value of such fractional share on the date the payment is calculated shall be paid in cash. Amounts credited to a Participant’s Account in a form other than Phantom Shares shall be paid in the form of cash.

5.4       Change in Control. Notwithstanding any Deferral Election, the entire balance of a Participant’s Account shall be paid in accordance with Section 5.3 upon the occurrence of a Change in Control.

5.5       Unforeseeable Emergency. The Committee may accelerate payment of all or a portion of a Participant’s Account upon the occurrence of an Unforseeable Emergency. The amount of such payment shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from such payment). The determination of whether a Participant has experienced an Unforseeable Emergency and the amount reasonably necessary to satisfy the emergency need shall be based on all the facts and circumstances taking into consideration the financial resources available to the Participant and shall be made in accordance with Section 409A of the Code.

5.6       Pre-November 2, 2007 Deferral Elections. A Participant’s Account, to the extent attributable to a Deferral Election made prior to November 2, 2007, shall be paid in accordance with the terms of such election. If such election provides for payment in the form of installment payments, such payments shall be made in accordance with Section 5.3 of the Plan as in effect as of November 1, 2007. In all events, such Deferral Elections and payments shall be subject to Sections 5.2 and 5.8 hereof.

5.7       Certain Consents to Payments. Notwithstanding anything in this Article 5 to the contrary, in the case of any Participant who has executed a “Consent to Distribution” relating to this Plan, the Participant’s Account shall be paid in accordance with such Consent to Distribution.

5.8       Section 409A Mandatory Delay in Benefit Payments for Specified Employees. Notwithstanding the preceding provisions of this Article 5, to the extent required by Section 409A of the Code, the Committee shall delay payment of the Account of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) until the earlier of (a) the date that is six months after the date of the Participant’s Separation From Service, or (b) the date of the specified employee’s death. The aggregate amount of payment(s) otherwise payable during the delay period (plus interest thereon at a rate equal to the simple average of the rate for the last four reported quarters preceding the Participant’s Separation from Service under the Vanguard U.S. Treasury Fund under the Temple-Inland Salaried Savings Plan or any successor thereto) shall be payable to the specified employee upon the expiration of the delay period.

5.9       Withholding. Notwithstanding anything herein, in order to satisfy any withholding obligations under federal, state or local law in respect of amounts paid (whether in cash or Common Stock) or credited to a Participant under this Plan, the Company and its Affiliates shall have the right to (a) withhold such amounts from any payment to be made pursuant to this Plan or any other payment to be made to a Participant by the Company or any of its Affiliates, or (b) reduce the number of Phantom Shares (or other amount) credited or to be credited to a Participant’s Account.

ARTICLE 6

Claims

6.1       Claims Procedure. Claims for benefits under the Plan shall be filed with the Committee. If any Participant, beneficiary or other payee (a “claimant”) claims to be entitled to a benefit under the Plan and the Committee determines that such claim should be denied in whole or in part, the Committee shall notify such claimant of its decision in writing (which may be provided electronically). Such notification will be written in a manner calculated to be understood by the claimant and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for the claimant to perfect such claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the rendering of an adverse decision on review. Such notification will be given within a reasonable period of time, but not later than 90 days after the claim is received by the Committee, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that such an extension of time is required, written notice of the extension shall be provided to the claimant prior to the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In no event shall the extension exceed an additional 90 days from the end of the initial 90-day period. Any electronic notification provided by the Committee under this Section 6.1 or Section 6.2 shall comply with the standards imposed by 29 C.F.R. 2520.104b-1(c)(1)(i)-(iv).

6.2	Review of Claims Decision.

•          Procedures. Within 60 days after the date on which a claimant receives a written notice of a denied claim, the claimant may file a written request with the Committee for a review of the denied claim. If the claimant requests a review of the denied claim, the claimant shall be entitled to submit to the Committee written comments, documents, records and other information relating to the claim for benefits and to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits. The Committee shall perform its review taking into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. The Committee will notify the claimant of its decision in writing (which may be provided electronically). If the claim is denied, the notification will be written in a manner calculated to be understood by the claimant and will contain (a) the specific reasons for the denial, (b) references to pertinent provisions of the Plan, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (d) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

•          Timing of Review. The review provided for by Section 6.2(a) will be made within a reasonable period of time, but not later than 60 days after the Committee receives the request for review, unless the Committee determines that special circumstances require an extension of time for processing the claim. If the Committee determines that an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render its decision. In no event shall the extension exceed an additional 60 days from the end of the initial 60-day period. If the extension of time is needed due to the claimant’s failure to submit information necessary to make a decision, the period during which the Committee must make a decision shall be tolled from the date the extension notice is sent to the claimant until the date the claimant responds to the request for additional information.

ARTICLE 7

Administration

7.1       Administration. This Plan shall be administered by the Committee. The Committee shall have all powers necessary to carry out the provisions of this Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret this Plan in its discretion.

ARTICLE 8

Miscellaneous

8.1       Amendment or Termination. The Committee may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate the Plan entirely; provided, however, that any such modification, amendment, suspension or termination may not, without a Participant's written consent, adversely affect (as reasonably determined by the Committee) the terms and conditions under which any amounts previously credited to a Participant's Account are administered.

8.2       Beneficiary Designation. Each Participant shall designate a beneficiary to whom the Participant’s Account shall be payable on the Participant’s death. A Participant may also designate an alternate beneficiary to receive such payment in the event that the designated beneficiary cannot receive payment for any reason. In the event no designated or alternate beneficiary can receive such payment for any reason, payment will be made to the Participant’s surviving spouse, if any, or if the Participant has no surviving spouse, then to the following beneficiaries if then living in the following order of priority: (a) to the Participant’s children (including adopted children and stepchildren) in equal shares, (b) to the Participant’s parents in equal shares, (c) to the Participant’s brothers and sisters in equal shares and (d) to the Participant’s estate. A Participant may at any time change his or her beneficiary designation. A change of beneficiary designation must be made in writing and delivered to the Committee or its designee for such purposes. The interest of any beneficiary who predeceases the Participant will terminate unless otherwise specified by the Participant.

8.3       Alienation of Benefits. A Participant's rights under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment pledge, encumbrance, attachment, or garnishment by creditors of a Participant or any beneficiary.

8.4       Phantom Stock Granted and Shares Issued Under Stock Plans. Phantom Shares credited to Participants’ Accounts under Article 4 shall constitute the grant of “Phantom Stock” under the Stock Plan then in effect and under which stock-based awards are then being made, unless otherwise specified by the Committee. Common Stock issued in payment of Phantom Shares credited to Participants’ Accounts hereunder shall be issued under the Stock Plan pursuant to which the applicable Phantom Stock was issued.

8.5       Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

8.6       Rules of Construction. The singular shall include the plural unless the context clearly indicates the distinction.

8.7       Applicable Law. This Plan shall be construed and enforced in accordance with the laws of the State of Texas except to the extent superseded by federal law.

8.8       Headings. The headings of sections of this Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Plan.

8.9       Compliance with Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the Committee shall administer and interpret the Plan in accordance with such requirements. If any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such Plan provision.